EXHIBIT 99.1

NEWS RELEASE

FIRSTAR CORPORATION                 FOR IMMEDIATE RELEASE

                                    CONTACT:    Steve Dale (Media)
                                                (414) 765-4455
                                                Joe Messinger     (Analysts)
                                                (414) 765-5235

FIRSTAR CORPORATION ANNOUNCES THREE-FOR-ONE STOCK SPLIT AND PLAN TO REPURCHASE FIVE MILLION SHARES

MILWAUKEE, WI., March 9, 1999. . .The board of directors of Firstar Corporation (NYSE: FSR) today approved both a three-for-one stock split and a plan to repurchase five million (pre-split) shares. This announcement was made by Jerry A. Grundhofer, president and chief executive officer of Firstar Corporation, following the regularly scheduled board of directors meeting.

Grundhofer commented, "Firstar's three-for-one stock split should make the price of our stock more accessible and desirable to a broader range of investors. We anticipate that the stock split will increase the liquidity and marketability of our stock and increase Firstar's total shareholder base. The share repurchase authorization gives the corporation flexibility to maintain our strong capital position and return any excess capital to shareholders.

As a result of the stock split, shareholders of record on March 31, 1999 will receive an additional two shares of Firstar common stock for each share they currently own. The payable date for the stock split is April 15, 1999. Following the stock split, the number of outstanding common shares of Firstar stock will triple to approximately 655 million shares with the company's stock price and per share earnings reflecting the expanded number of shares.
Firstar Corporation's last stock split was announced December 10, 1996, when the company declared a three-for-one split.

Additionally, shareholders of record on March 31, 1999 will be paid a regular quarterly dividend of $0.30 per common share on April 15, 1999 based on pre-split shares.

Firstar Corporation anticipates that the repurchases for the stock repurchase plan will be made periodically throughout the next two years. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares for reissue for various corporate purposes, including employee stock option plans. Firstar Corporation's closing stock price as of March 8, 1999 was $88.25.

Firstar Corporation is a $38.5 billion bank holding company with approximately 720 full-service banking offices in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. Firstar offers a full complement of banking, trust, investment, insurance, securities brokerage and other financial services. Firstar Corporation is the parent company of Firstar Finance, a consumer finance company and Firstar Investment Research & Management Company, LLC (FIRMCO), an investment advisory firm. Visit Firstar on the web at www.firstar.com. Firstar was founded in 1853.

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